Exhibit (d)(3)

VOTING AGREEMENT

THIS VOTING AGREEMENT (this Agreement), is dated as of July 18, 2006, by and between the undersigned stockholder (the Stockholder) of Tercica, Inc., a Delaware corporation (the Company), Ipsen, S.A., a French société anonyme (Ipsen) and Suraypharm, a French société par actions simplifiée, a subsidiary of Ipsen (Suraypharm).

WHEREAS, Ipsen, Suraypharm and/or one or more of their Affiliates (collectively, the Investor, which for the purposes of this Agreement shall include the Investor’s successors and permitted assigns) and the Company have entered into certain investment documents relating to the acquisition by Investor of shares of the Company Common Stock, a warrant to purchase shares of the Company Common Stock, and approximately $76 million aggregate face amount of notes of the Company convertible into Company Common Stock, including a Stock Purchase and Master Transaction Agreement, dated as of the date hereof, by and between the Company and Ipsen (the Purchase Agreement);

WHEREAS, the Stockholder is the legal and beneficial owner of and has the sole power to vote the Subject Shares set forth on the signature page hereto; and

WHEREAS, in order to induce Investor to enter into the Investment Documents (as defined below) and proceed with the transactions contemplated thereby (the Investment Transactions), the Stockholder is entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

Section 1. Definitions and Interpretation.

(a) Each of the following terms, when used in this Agreement, shall have the meaning set below:

Affiliate means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person (and, for the purposes hereof, the term control means the power to direct the management and policies of such Person (directly or indirectly), whether through ownership of securities, by Contract or otherwise (and the terms controlling and controlled have the meanings correlative to the foregoing)).

Agreement has the meaning set forth in the preamble to this Agreement.

Applicable Law means any applicable U.S. or non-U.S. federal, state or local statute, law, ordinance, regulation, rule, code, Order, notice or other requirement or rule of law or legal process (including common law), or any other order of, or agreement issued, promulgated or entered into by, any Governmental Entity.

Authorized Party has the meaning set forth in Section 3(c).

Board has the meaning set forth in Section 3(b).

Company has the meaning set forth in the preamble to this Agreement.

Company Common Stock means the Company’s common stock with a par value of $0.001 per share.

Contract means any contract, agreement, instrument, lease, license, indenture, note, bond, mortgage, sales or purchase order, undertaking or other obligation or commitment, whether or not in writing.

DGCL means the General Corporation Law of the State of Delaware.

Director Meeting has the meaning set forth in Section 3(b).

Governance Expiration Date means the date on which Investor shall no longer be entitled to designate at least one Investor Director to the Board pursuant to Section 2.4 of the Affiliation Agreement.

Governance Voting Period means the period commencing on the First Closing Date and ending on the Governance Expiration Date.

Governing Documents means the charter documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, and shall include: (a) in respect of a corporation, its certificate or articles of incorporation or association and its bylaws, (b) in respect of a partnership, its certificate of partnership and its partnership agreement and (c) in respect of a limited liability company, its certificate of formation and operating or limited liability company agreement.

Governmental Entity means any U.S., non-U.S. or other supra-national, national, federal, state, county, local, municipal or any other governmental, regulatory or administrative authority, agency, commission or other instrumentality, or any court, tribunal or arbitral body with competent jurisdiction.

Investment Documents means this Agreement, the Purchase Agreement, the Increlex License, the Somatuline Autogel License, the Warrant, the Convertible Notes, the Registration Rights Agreement, the Affiliation Agreement and any other document or instrument contemplated hereby or thereby.

Investment Transactions has the meaning set forth in the recitals to this Agreement.

Investor has the meaning set forth in the recitals to this Agreement.

Investor Directors has the meaning ascribed to it in the Affiliation Agreement.

Ipsen has the meaning set forth in the preamble to this Agreement.

Lien means any lien, pledge, mortgage, deed of trust, security interest, attachment, easement or other similar encumbrance of any kind.

Order means writ, judgment, decree, injunction or similar order of any Governmental Entity, whether preliminary or final and whether executive, legislative, judicial or otherwise.

Person means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Entity.

Purchase Agreement has the meaning set forth in the recitals to this Agreement.

Stockholder has the meaning set forth in the preamble to this Agreement.

Subject Shares shall mean all of the shares of Company Common Stock and all other shares of capital stock and other equity securities of the Company, that on the date hereof, the Stockholder is the legal and beneficial owner of and over which the Stockholder has the sole power to vote, and all other shares of Company Common Stock and any other securities convertible into, or exchangeable or exercisable for, any such shares of Company Common Stock or other shares of capital stock or other equity securities of the Company, the legal or beneficial ownership of which is acquired by the Stockholder after the date hereof.

Suraypharm has the meaning set forth in the preamble to this Agreement.

Termination Date means the date on which the Purchase Agreement is terminated pursuant to Section 8.1 of the Purchase Agreement.

Transaction Expiration Date means the earlier to occur of (i) the Termination Date or (ii) the First Closing Date.

Transaction Meeting has the meaning set forth in Section 3(a).

Transaction Voting Period means the period commencing on the date hereof and ending on the Transaction Expiration Date.

(b) Any capitalized term used in this Agreement without definition shall have the meaning assigned thereto in the Purchase Agreement.

(c) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

(d) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(e) The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(f) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(g) Any definition of or reference to any Contract, document, instrument or other record herein shall be construed as referring to such Contract, document, instrument or other record as from time to time amended, supplemented, restated or otherwise modified.

(h) Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns.

(i) The words “herein”, “hereof” and “hereunder “, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(j) Unless the context otherwise requires, all references herein to Sections, shall be construed to refer to Sections of this Agreement.

(k) The headings and captions used in this Agreement are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 2. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Investor as follows:

(a) To the extent that the Stockholder is not an individual, the Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority necessary to enable it to own the Subject Shares and to enter into this Agreement and to consummate the transactions contemplated hereby.

(b) The Stockholder has full power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action and no such further action is required in connection therewith. The Stockholder has duly executed and delivered this Agreement and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by principles of equity regarding the availability of remedies (whether in a proceeding at law or in equity).

(c) The execution and delivery by the Stockholder of this Agreement does not, and the consummation of the transactions contemplated hereby and the compliance by the Stockholder with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon the Subject Shares under, any provision of (i) the Governing Documents of the Stockholder, (ii) any Contract to which the Stockholder is a party or by which it is bound or (iii) any Applicable Law applicable to the Stockholder, except for any of the foregoing as would not reasonably be expected to impair the Stockholder’s ability to perform its obligations under this Agreement.

(d) No consent, approval, license, Order or other authorization of, or registration with any Governmental Entity is required to be obtained or made by or with respect to such Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of transactions contemplated hereby.

(e) The Stockholder is the record and beneficial owner of the Subject Shares and has the sole and exclusive voting power and power of disposition with respect to the Subject Shares. Except as provided for in this Agreement: (i) the Stockholder owns the Subject Shares free and clear of all Liens and (ii) none of the Subject Shares are subject to any voting agreement, voting trust or any other similar arrangement or restriction with respect to the voting of the Subject Shares.

(f) The Subject Shares constitute all of the securities of the Company owned of record or beneficially by the Stockholder.

(g) Any and all proxies heretofore given in respect of such Stockholder’s Subject Shares are revocable upon notice by such Stockholder, all such proxies have been revoked prior to the date hereof and the proxy contained in this Agreement is the only proxy in effect with respect to such Stockholder’s Subject Shares.

Section 3. Covenants of the Stockholder. The Stockholder hereby covenants and agrees as follows:

(a) During the Transaction Voting Period, the Stockholder will: (i) attend and participate in, either in person or by proxy (and cause all of its Subject Shares to be counted as present at), all meetings of the stockholders of the Company called in connection with the Investment Transactions, the Investment Documents (including the Purchase Agreement) and/or any other transactions contemplated thereby (including any postponements or adjournments thereof, a Transaction Meeting), and, at any Transaction Meeting, or in any other circumstances upon which a vote, consent or other approval of the stockholders of the Company with respect to any of the foregoing is sought without a Transaction Meeting having been called (including, without limitation, pursuant to Section 228 of the DGCL), vote its Subject Shares (or provide a written consent), or cause its Subject Shares to be voted (or cause a written consent to be executed and delivered), for the approval of the Investment Transactions and any other transactions contemplated by the Investment Documents (including the Purchase Agreement) and any other matters relating thereto presented for approval of the stockholders of the Company; and (ii) vote its Subject Shares at any such Transaction Meeting (or provide a written consent in any other circumstances upon which a vote, consent or other approval of the stockholders of the Company with respect thereto is sought without a Transaction Meeting having been called), or cause its Subject Shares to be voted (or cause a written consent to be executed and delivered), against the approval of (A) any action set forth in Section 5.2(b) of the Purchase Agreement for which the written consent of Ipsen has not been obtained, (B) or any other action or Contract that is intended to or could reasonably be expected to impede, interfere with, delay or discourage the Investment Transactions or any other transactions contemplated by the Investment Documents and (C) except as otherwise contemplated by the Investment Documents, change the voting rights of any class of capital stock of the Company.

(b) During the Governance Voting Period, the Stockholder will attend and participate in, either in person or by proxy (and cause all of its Subject Shares to be counted as present at), all meetings of the stockholders of the Company called (i) at which members of the Company’s board of directors (the Board) are elected or any other matters relating to the size or composition of the Board are proposed (including any postponements or adjournments thereof, a Director Meeting), and, at any Director Meeting, or in any other circumstances upon which a vote, consent or other approval of the stockholders of the Company with respect to any of the foregoing is sought without a Director Meeting having been called (including, without limitation, pursuant to Section 228 of the DGCL), vote its Subject Shares (or provide a written consent), or cause its

Subject Shares to be voted (or cause a written consent to be executed and delivered): (A) in favor of each Investor Director that Investor is then entitled to designate to the Board pursuant to Section 2.4 of the Affiliation Agreement and, insofar as any necessary to cause any such Investor Director to be elected to the Board, withhold its vote for all other individuals nominated for election to the Board, (B) in favor of the number of authorized directors on the Board to be set and remain at nine, and against any change in the number of authorized directors on the Board from nine, except as agreed between Ipsen and the Company, and (C) against any proposal to remove any Investor Director from the Board that Investor is then entitled to designate to the Board pursuant to Section 2.4 of the Affiliation Agreement; and (ii) in connection with the Investment Transactions, the Investment Documents (including the Purchase Agreement) and/or any other transactions contemplated thereby (including any postponements or adjournments thereof, a Subsequent Transaction Meeting), and, at any Subsequent Transaction Meeting, or in any other circumstances upon which a vote, consent or other approval of the stockholders of the Company with respect to any of the foregoing is sought without a Subsequent Transaction Meeting having been called (including, without limitation, pursuant to Section 228 of the DGCL), vote its Subject Shares (or provide a written consent), or cause its Subject Shares to be voted (or cause a written consent to be executed and delivered), (A) for the approval of any transactions contemplated by the Investment Documents (including the Purchase Agreement) and any other matters relating thereto presented for approval of the stockholders of the Company, and (B) against the approval of any other action or Contract that is intended to or could reasonably be expected to impede, interfere with, delay or discourage the transactions contemplated by the Investment Documents; provided, however, that nothing in this Section 3(b)(ii) shall obligate the Stockholder with respect to any matter set forth in Section 2.7 of the Affiliation Agreement.

(c) The Stockholder hereby irrevocably grants to, and appoints Claire Giraut or Willy Mathot in either of their respective capacities as officers and/or directors of Investor, and any individual who shall hereafter succeed to either such individual (individually, an Authorized Party and, collectively, the Authorized Parties), and each of them individually, as the Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Subject Shares, or execute one or more written consents or approvals in respect of the Subject Shares in accordance with the agreements set forth in Sections 3(a) and 3(b) above.

(d) The Stockholder hereby confirms that the irrevocable proxy set forth in Section 3(c) is given in connection with the execution of the Purchase Agreement. The Stockholder hereby further affirms that the irrevocable proxy granted hereby is coupled with an interest and may under no circumstances be revoked during the Transaction Voting Period or the Governance Voting Period. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

(e) Until the consummation of the First Closing, the Stockholder will not: (i) sell, assign, transfer or otherwise dispose of, or permit to be sold, assigned, transferred or otherwise disposed of, any of the Subject Shares (except as Ipsen may otherwise consent in writing, in Ipsen’s sole discretion); (ii) grant any proxy, deposit any Subject Shares in a voting trust or enter into a voting agreement, power of attorney, voting trust or similar Contract with respect to the Subject Shares (except for this Agreement); or (iii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing the Stockholder from the strict compliance in performance with any of its covenants and other obligations hereunder. Notwithstanding the foregoing, if the First Closing has not occurred by October 15, 2006, then this Section 3(e) shall not prohibit a transfer of the Subject Shares held by Stockholder: (i) if Stockholder is an individual: (A) up to 10% of the Subject Shares held by Stockholder to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family; or (B) upon the death of Stockholder; or (ii) if Stockholder is a partnership or limited liability company, to one or more current or former partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a transfer referred to in part (i) or (ii) of this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Ipsen, to be bound by all of the terms of this Agreement (including without limitation the irrevocable proxy contained herein).

(f) Until the consummation of the First Closing, the Stockholder will not and will use its commercially reasonable efforts to cause its Affiliates or any of its or their directors, officers, employees, agents or representatives not to, (i) negotiate, authorize, recommend, enter into or propose to enter into, with any person other than Investor or persons designated by Investor, any Competing Transaction, (ii) continue to engage in any pending discussions or negotiations with any third party concerning any previously proposed Competing Transaction,

(iii) knowingly encourage, solicit or initiate discussions, negotiations or submissions of proposals, indications of interest or offers in respect of a Competing Transaction, or (iv) knowingly furnish or cause to be furnished to any person any information in furtherance of a Competing Transaction.

(g) The Stockholder shall from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents, agreements, proxies and other instruments as Ipsen shall reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

(h) Until the consummation of the First Closing, the Stockholder shall not issue any press release or make any other public statement with respect to Investor, the Company, the Investment Documents, the Investment Transactions or any transactions contemplated thereby, except to the extent required by Applicable Law (and in such case, only following notice to Ipsen).

Section 4 Stockholder Acknowledgements and Approval.

(a) The Stockholder acknowledges that irreparable damage to Investor would occur if any of the provisions hereof were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Stockholder agrees that Investor shall be entitled to an injunction or other equitable remedies to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Investor may be entitled at law or in equity, and the Stockholder hereby waives and agrees that it will not raise any defense to any action for specific performance based on Investor having an obligation to mitigate damages or having an adequate remedy at law.

(b) The Stockholder acknowledges that it has received or has had full access to all of the information it considers necessary or appropriate for deciding whether or not to approve the Investment Transactions and the transactions contemplated by the Investment Documents, and to grant the proxy contemplated hereby, and further represents that it has had an opportunity to ask questions of and receive answers from the Company regarding the terms and conditions of the Purchase Agreement and the other Investment Documents.

(c) The Stockholder acknowledges that Investor is entering into the Investment Documents in reliance on the representations, warranties, covenants and other agreements of the Stockholder set forth in this Agreement and would not enter into the Investment Documents if the Stockholder did not enter into this Agreement.

Section 5. Scope of Agreement.

(a) Stockholder in capacity as a stockholder of the Company.

This Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company and the Stockholder shall vote according to the terms of this Agreement; provided that the Stockholder may vote according to the Stockholder’s sole discretion on any matter other than those matters contemplated by Sections 3(a) and 3(b).

(b) Stockholder in capacity as a director or officer of the Company.

Nothing in this Agreement shall limit, restrict or otherwise affect, or gives rise to any liability of Stockholder by virtue of, any actions taken by Stockholder in the Stockholder’s capacity as a director or officer of the Company, including any actions taken in connection with the exercise or rights of the Company or the Board (or any committee thereof) under the Purchase Agreement.

Section 6. Amendment. This Agreement may only be amended with the written consent of Ipsen, Suraypharm and the Stockholder.

Section 7. Termination. This Agreement and the irrevocable proxy contained herein shall terminate in their entirety on the earliest to occur of (i) the Termination Date; (ii) the expiration of the Governance Voting Period; or (iii) the date on which the Stockholder shall no longer hold any Subject Shares; provided that if the irrevocable proxy is not terminated pursuant to (i), (ii), or (iii), the irrevocable proxy will terminate with respect to the agreements in Section 3(a) upon the expiration of the Transaction Voting Period.

Section 8. Subject Shares. The Stockholder agrees that to the extent it acquires legal or beneficial ownership of any shares that fall within the definition of Subject Shares after the date hereof, such securities shall automatically be deemed Subject Shares hereunder and shall be subject in all respect to the terms hereof to the full extent as if they were Subject Shares on the date hereof. All of the Subject Shares as of the date hereof are listed on the signature page hereto.

Section 9. Stockholder Information. The Stockholder hereby agrees to permit the Company to publish and disclose in the Proxy Statement Stockholder’s identity and ownership of shares of Company Common Stock and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement.

Section 10. Miscellaneous.

(a) This Agreement is for the sole and exclusive benefit of the parties hereto and their successors and permitted assigns, and nothing herein expressed or implied shall give, or be construe to give, to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable right, remedies or claims under or with respect to this Agreement or any provisions hereof. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party hereto without the prior written consent of the other; provided that Investor may assign its rights hereunder to any Affiliate without the prior written consent of the Stockholder. Any attempted assignment in violation of this Section 10(a) shall be null and void and of no effect.

(b) All notices, consents, waivers, and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand to the party to be notified, (ii) when sent by facsimile if sent during the normal business hours of the party to be notified, if not, then on the next Business Day or (iii) when received by the party to be notified, if sent by an internationally recognized overnight delivery service, specifying the soonest possible time and date of delivery, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties from time to time). All such notices and other communications shall be sent:

(A) if to Investor, to:

Ipsen S.A

42, rue du Docteur Blanche

75016 Paris

France

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer, LLP

520 Madison Avenue, 34th Floor

New York, NY 10022

Attention: Matthew L. Jacobson, Esq.

Facsimile: (212) 277 4001

and

(B) if to Stockholder to:

Attention:

Facsimile:

with a copy (which shall not constitute notice) to:

Attention:

Facsimile:

(c) This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. Any such counterpart may be delivered to a party by facsimile.

(d) If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances. Upon a final determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by Applicable Law in order that the transactions contemplated hereby and by the Purchase Agreement may be consummated as originally contemplated to the fullest extent possible.

(e) This Agreement and the irrevocable proxy contained herein and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

(f) This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement shall be governed by, the law of the State of Delaware.

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IN WITNESS WHEREOF, the Stockholder and Investor have duly executed this Agreement as of the date first written above.

SURAYPHARM

Name:

Title:

IPSEN S.A.

Name:

Title:

NAME OF STOCKHOLDER		Class and Number of Shares Owned

By:

Name:

Title:

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